EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52648, 333-120968 and 333-148339 on Form S-8 and No. 333-131115 on Form S-3 of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the “Company”) of our reports dated February 26, 2008, relating to the consolidated financial statements and financial statement schedule of the Company (which report expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 26, 2008